                                                                    EXHIBIT 99.1


                                 PRESS RELEASE

                       FOLLOWING THE ACQUISITION OF RXT,
        TRL TO TAKE A TOTAL OF $130 MILLION to $140 MILLION IN CHARGES;
                 TRL EXPECTS STRONG RESULTS EXCLUDING CHARGES


     TORRANCE, CA, APRIL 1, 1998 - TOTAL RENAL CARE HOLDINGS, INC. (NYSE: TRL) announced today that, following its recent acquisition of Renal Treatment Centers, Inc. ("RXT"), it expects to take between $130 million and $140 million in charges.

     Cash charges related to the acquisition will be approximately $68 million to $70 million, including employee, organizational and integration-related expenses and fees to investment bankers, legal and accounting advisors, as well as miscellaneous charges such as those relating to the cancellation of leases, among others.

     Non-cash expenses related to the acquisition will be approximately $37 million to $40 million, including non-cash charges associated with certain exercise of RXT stock options, the write-off of financing costs associated with canceled debt, and the write-off of eliminated assets such as computer systems, laboratory facilities and other assets.

     In addition, TRL and its auditors have undertaken a detailed review of RXT's accounts receivable and other balance sheet accounts. As a result, TRL expects to recognize between $25 million and $30 million of non-cash charges related to prior periods, which will require a revision of RXT's previously announced results of operations. John E. King, Vice President and CFO of TRL, stated that he is confident that TRL's billing procedures and systems are adequate to eliminate whatever difficulties RXT may have had in this regard in the past.

     Excluding these exceptional charges, TRL expects to post strong results for the first quarter of 1998 ended March 31. The Company will release these results on or about April 30, 1998. TRL has added approximately 2,100 patients (1,900 domestically and 200 internationally) and 25 centers since January 1, 1998, following its addition of more than 4,400 patients and 50 centers during the fourth quarter of 1997. Additionally, TRL has signed three definitive agreements that will add approximately 400 patients and four centers and has signed ten agreements in principle that will add 16 centers and approximately 1,200 patients.

     The Company has also secured a firm commitment from its leading banks (the Bank of New York and Donaldson, Lufkin & Jenrette) to expand its current credit lines by $300 million for a total of $1.350 billion, $600 million of which is currently unused.

     "We have just completed a series of highly successful meetings with all of our TRL facilities and operating management as well as a very substantial number of our medical directors. The integration of the RXT operations into TRL is proceeding smoothly, and we look towards 1998 and beyond with confidence," stated Victor M.G. Chaltiel, TRL's Chairman, President and CEO.

     This release contains forward-looking statements which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements involving future results of operations, potential future acquisitions and operations integration and involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, the uncertainties associated with governmental regulation, general economic and other market conditions, and the "risk factors" set forth in the Company's filings with the Securities and Exchange Commission. These forward-looking statements should be considered in light of these risks and uncertainties.